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                         October 18, 2022

       Brian L. Roberts
       Chairman, President and Chief Executive Officer
       Comcast Corporation
       One Comcast Center
       Philadelphia, Pennsylvania 19103

                                                        Re: Comcast Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 22,
2022
                                                            File No. 001-32871

       Dear Brian L. Roberts:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program